Exhibit 12.1

                            DynCorp and Subsidiaries
                              Computation of Ratios
                             (Dollars in Thousands)




(1)       Ratio of earnings to fixed charges





                                                             For the Years Ended December 31,
                                              ------------------------------------------------------------------
                                                 1996          1995        1994(a)     1993(a)      1992(a)
                                                 ----          ----        -------     -------      -------
Fixed Charges
   Interest on debt                             $ 9,391       $14,113      $14,579     $ 14,449      $ 14,246
   Amortization of debt discount
     and expenses                                   829           743          324          328           383
   Interest element of rentals                    7,266         8,245        4,762        3,475         3,018
                                                -------       -------      -------      -------      --------
                                                $17,486       $23,101      $19,665     $ 18,252      $ 17,647
                                                =======       =======      =======      =======      ========
Earnings
   Earnings (loss) from continuing
     operations before income taxes,
     minority interest and
     extraordinary items                        $19,107       $(2,561)     $(1,458)    $ (2,244)     $(13,944)
   Interest on debt                               9,391        14,113       14,579       14,449        14,246
   Amortization of debt discount
     and expense                                    829           743          324          328           383
   Interest element of rentals                    7,266         8,245        4,762        3,475         3,018
   Minority interest (pre-tax)                   (1,926)       (1,901)      (1,660)      (1,418)            -
                                               --------       -------      -------     --------      --------
                                                $34,667       $18,639      $16,547     $ 14,590      $  3,703
                                               ========       =======      =======     ========      ========

Ratio of earnings to fixed charges                  2.0             -            -            -             -
                                               ========       =======      =======     ========      ========

Deficiency in earnings available
   to cover fixed charges                      $      -       $ 4,462      $ 3,118     $  3,662      $ 13,944
                                               ========       =======      =======     ========      ========

   (a) Restated for the discontinued operations of the Commercial Aviation businesses.